Exhibit 10.15

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) is made and entered into as of this      day of June, 1998, by and between Lindquist Avey Macdonald Baskerville Inc., an Ontario corporation (the “Company”), and Michael Beber (the “Executive”).

     WHEREAS, the Executive and the Company desire to embody in this Agreement the terms and conditions of the Executive’s employment by the Company;

     WHEREAS, the Executive acknowledges that this Agreement is being executed in connection with that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated June 1, 1998, relating to the sale of all of the equity securities of General Commercial Services, Limited, an Ontario corporation, and the Executive acknowledges that this Agreement is being entered into in connection with such transaction; and

     WHEREAS, it is a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement that the Executive enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, including the compensation paid to the Executive, the parties hereby agree:

ARTICLE 1

Employment, Duties and Responsibilities

     1.1      Employment. The Company shall employ the Executive as Principal. The Executive hereby accepts such employment. The Executive agrees to devote his full business time and best efforts to promote the interests of the Company.

     1.2      Duties and Responsibilities. The Executive shall have such duties and responsibilities as are consistent with his position and shall perform such services not inconsistent with his position as shall from time to time be assigned to him by the Board of Directors of the Company, the Chief Executive Officer of the Company or any other officer of the Company in a position superior to the Executive.

ARTICLE 2

Term

     2.1      Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the date hereof and shall continue until terminated in accordance with the provisions of Article 5 or by the Executive upon three (3) months prior written notice to the Company.

ARTICLE 3

Compensation

     3.1      Salary, Bonuses and Benefits. As compensation and consideration for the performance by the Executive of his obligations to the Company under this Agreement, the Executive shall be entitled to the compensation and benefits described in the attached Exhibit A (subject, in each case, to the provisions of ARTICLE 5 hereof).

     3.2      Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time during the Term.

ARTICLE 4

     4.1      Exclusivity, Etc. The Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Executive agrees that he will devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations with the Company throughout the Term. The Executive also agrees that he will not engage in any other business activities pursued for gain, profit or other pecuniary advantage that are competitive with the activities of the Company, except as permitted in Section 4.2 hereof. The Executive agrees that all of his activities as an employee of the Company shall be in conformity with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

     4.2      Other Business Ventures; Noncompetition.

     (a)      The term “Confidential Information,” as employed in this Agreement, means (i) any object, material, device, substance, data, report, record, forecast, interpretation or information, whether written or oral, not in the public domain and relating to or reflecting any product, design, process, procedure, formula, research, idea, invention, discovery, improvement, equipment, scientific or technical information, method of production, business plan, financial information, listing of names, addresses or telephone numbers, trade secret and/or know how, and all matters pertaining thereto, of the Company whether or not contained in any written document, which are or have been, directly or indirectly, communicated to, acquired by or learned by the Executive as a result of his relationship (whether as an employee or otherwise) with the Company and (ii) any analysis, compilation, note, study, sample, drawing, sketch, computer program, computer file or other document, whether prepared by or under the direction of the Company, the Executive or others, and all copies, facsimiles, replicas, photographs and reproductions thereof, which contain, relate to or reflect any of the aforementioned items.

     (b)      The Executive shall not, directly or indirectly, either disclose any Confidential Information, except to the extent required in the performance of his duties as an employee of the Company and then only at the direction of the Company, or use any Confidential Information for the benefit of himself or any person, firm, corporation or association other than the Company, either during the Term or thereafter; provided, however, it shall not be a breach of this Section

4.2(b) if (i) the Confidential Information is available to the public or in the public domain and such Confidential Information is publicly available or in the public domain not because of a breach of this Agreement or any other breach of a requirement to keep such information confidential known to the Executive, after reasonable inquiry, to have occurred; (ii) disclosure is required to be made by a law, rule, regulation, governmental body or authority or by court order and the Executive has given prompt notice of such requirement to the Company; or (iii) the Confidential Information is lawfully known to the Executive prior to the disclosure of such Confidential Information by the Company to the Executive.

     (c)      All samples, drawings, sketches, documents and written information of any kind reflecting any of the Confidential Information or relating to the Company’s business or products, services or clients which come into the possession of the Executive shall remain the sole property of the Company, and shall not be copied, photocopied, reprinted or otherwise reproduced or disseminated by the Executive except in the performance of his duties as an employee of the Company and then only at the direction of the Company. Upon the earlier of the Company’s request therefor or the termination of the Executive’s employment by the Company, the Executive shall return all such samples, drawings, sketches, documents and written information, and all copies, facsimiles, replicas, photocopies and reproductions of them, to the Company whether or not such contains or reflects Confidential Information.

     (d)      The Executive hereby covenants and agrees to refrain (A) during his employment by the Company, (B)(i) throughout Ontario and (ii) with respect to clients and individual attorneys who billed more than 20 hours on behalf of a client of the Company relating to a matter for which the Company was engaged for which the Executive has done and/or managed in excess of $25,000 of total billings (amount to be adjusted annually for inflation) within the twelve months prior to termination of employment by the Company for a period of one (1) year after termination (regardless of the reason for termination), from, directly or indirectly, (a) engaging on his own behalf in the Business (as hereinafter defined), or (b) owning any interest in or engaging in or performing any service related to the Business for any person, firm, corporation or other entity, either as a partner, owner, employee, consultant, agent, officer, director or shareholder, that (A) derives a meaningful portion of its revenues from the Business or (B) is a meaningful competitor in the Business. The Executive will not at any time during his employment by the Company and for a period of one (1) year thereafter induce, or assist others to induce, or attempt to induce, in any manner, directly or indirectly, any employee, agent, representative, customer or any other person or concern dealing with or in any way associated with the Company or any of its affiliates to terminate or to modify in any other fashion to the detriment of the Company or any of its affiliates such association with the Company or any of its affiliates or hire, or assist others to hire, any person who is or was an employee of the Company or its affiliates within the twelve (12) months prior to termination. The Executive represents that his experience and capabilities are such that the provisions of this paragraph will not prevent him from earning a living. The Executive recognizes and expressly acknowledges that the provisions of Section 4.2 grant the Company only such reasonable protection as is admittedly necessary to preserve the legitimate interests of the Company and the Executive equally recognizes, in this respect, that the description of the Business is reasonable. For purposes of this Agreement, the term “Business” shall mean the business of forensic and investigative accounting; corporate investigations; commercial litigation and other dispute support; quantification of economic damages; statutory and regulatory compliance investigations; insurance and surety claims assessment, quantification and investigations, including business interruption, fidelity bond and property loss; business valuation; due diligence reviews; computer investigations and security; risk and crisis management; global intelligence collection; construction dispute analysis and/or support; environmental investigations; background investigations; legal research; locating assets, individuals and corporate entities; private investigations; employee screening and verification.

     (e)      The parties hereto agree that the Executive’s agreements contained in paragraph (b) through (d) of this Article relate to matters of unique character and peculiar value impossible of replacement, that breach of such agreements by the Executive will cause the Company great and irreparable injury therefor, that the remedy at law for any breach of the agreements contained in (b) through (d) will be inadequate and that the Company, in addition to any other relief available to it, shall be entitled to temporary restraining orders and temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damage or of providing bond so as to prevent a breach of any of the agreements contained in (b) through (d) of this Article and to secure the enforcement thereof. Further, the Executive acknowledges that the enforcement of the provisions contained in paragraphs (b) through (d) of this Article will not prohibit the Executive from earning a living.

ARTICLE 5

Termination

     5.1      Termination by the Company. The Company shall have the right to terminate the Executive’s employment at any time, with or without “Cause.” For purposes of this Agreement, “Cause” shall mean (i) substantial failure by the Executive to perform his duties as described in Article I of this Agreement, (ii) a material breach by the Executive of any of other terms and conditions of this Agreement, (iii) conduct grossly insubordinate or disloyal to the Company, or (iv) pleading no contest or guilty to an indictable offense or being convicted of an indictable offense.

     5.2      Death. In the event the Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of the Executive’s death.

     5.3      Disability. In the event that the Executive shall suffer a disability which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least 90 consecutive days, or 180 non-consecutive days within any 365 day period, the Company shall have the right to terminate the Executive’s employment, such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 6.3 hereof.

     5.4      Effect of Termination. (a) In the event of termination of the Executive’s employment for any reason, the Company shall pay to the Executive (or his beneficiary in the event of his death) any base salary or other compensation in accordance with the normal pay practices of the Company upon a termination of employees for similar reasons and in accordance with Exhibit A thereof.

     (b)      In the event of termination of the Executive’s employment (i) by the Company for Cause, (ii) by the Executive for any reason, (iii) because of the Executive’s death, or

(iv) pursuant to Section 5.3 hereof, because of the Executive’s disability, neither the Executive nor any beneficiary of the Executive shall be entitled to any further compensation other than the amounts described in Section 5.4(a) hereof; provided, however, that nothing contained herein shall be deemed to limit the Executive’s right to any benefit pursuant to any employee benefit plan (subject, in all cases, to the terms and conditions of such plans).

     (c)      In the event of termination of the Executive’s employment by the Company other than (A) for Cause or (B) by reason of the Executive’s death, disability or resignation, the Company shall pay the Executive, in addition to the amounts described in Section 5.4(a) hereof, an amount equal to the lesser of (i) an amount equal to the Executive’s then current base salary for one year; and (ii) an amount equal to the Executive’s then current base monthly salary times the number of years the Executive has been employed by the Company and Lindquist Avey Macdonald Baskerville Inc. deemed to have commenced on August 1, 1991. Such amount shall be payable, at the discretion of the Company, either (A) in a lump sum or (B) in monthly installments as the Executive would have earned in the normal course. The one-year period if a severance payment is paid in accordance with subparagraph (i) hereof or the period equal to one month for each year that Executive has been employed by the Company and Lindquist Avey Macdonald Baskerville Inc. if a severance payment is paid in accordance with subparagraph (ii) hereof is deemed the “Severance Period”.

     (d)      Each of the Company and the Executive confirm that the provisions of Section 5.4(c) are reasonable and the total amount payable as outlined therein is an amount which has been agreed between them to be payable hereunder, or in the alternative, is a reasonable pre-estimate of the damages which will be suffered by the Executive in the event of early termination of this Agreement and shall not be construed as a penalty.

ARTICLE 6

Miscellaneous

     6.1      Mitigation: Offset. In the event that an amount becomes payable to the Executive pursuant to Section 5.4(c) hereof, such amount shall be reduced, on a dollar-for-dollar basis, by (i) any outstanding amounts owned by the Executive to the Company and (ii) the amount of any compensation for services earned by the Executive during the Severance Period. In such event, the Executive shall cooperate with the Company and shall provide such information to the Company as it may reasonably require. Notwithstanding the foregoing, the Executive’s obligation to mitigate those amounts payable to him pursuant to Section 5.4(c) shall not result in him receiving less than that required by relevant employment standards legislation with respect to termination of employment.

     6.2      Benefit of Agreement; Assignment; Beneficiary. (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

     (b)      The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree, in writing, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     6.3      Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company, to the Chief Operating Officer; and (b) in the case of the Executive, to the Executive’s last known address as reflected in the Company’s records, or to such other address as the Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or five (5) days after the time of mailing if sent by registered or certified mail.

     6.4      Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the Executive’s employment by the Company and or any of its affiliates. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

     6.5      Waiver. No waiver of any provision of this Agreement shall be effective or binding unless it is in writing and signed by the party against which such waiver is to be enforced. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     6.6      Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     6.7      Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Province of Ontario without reference to the principles of conflict of laws.

     6.8      Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

     6.9      Venue and Jurisdiction. The Executive shall bring any legal action against the Company in the Ontario Court of Justice (General Division). The Executive will not pursue legal action against the Company in any other judicial venue. The Executive submits to the jurisdiction of these courts and waives any claim of improper venue, inconvenient forum or forum non conveniens. Notwithstanding the foregoing, if the Company is unable to obtain jurisdiction against the Executive as set forth above, the Company may, at its sole election, pursue legal action against the Executive in an alternative jurisdiction.

     6.10      Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     6.11      Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.

     6.12      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first written above.

Lindquist Avey Macdonald Baskerville Inc.

By:

Name:

Title:

Michael Beber

EXHIBIT A TO EMPLOYMENT AGREEMENT

     The Executive shall receive as compensation for his performance under the attached Employment Agreement the following:

     (a)      Salary. The Company shall pay the Executive a base salary during the Term, payable in accordance with the normal payroll policies of the Company and subject to such withholdings and other normal employee deductions as may be required by law, at the annual rate of Cdn $309,375.00. The Board of Directors of the Company shall review such compensation not less frequently than annually during the Term.

     (b)      Annual Bonus. In addition to base salary, the Executive shall earn incentive compensation (“incentive compensation”) and the Company shall pay each fiscal year, or any fractional period thereof during the Term, incentive compensation in accordance with the plan approved by the Compensation Committee of the Board of Directors of the Kroll-O’Gara Company each fiscal year; provided, however, that if the Executive terminates his employment with the Company or is terminated by the Company (other than for Cause) after the date a bonus is declared but not yet been paid, such bonus shall be paid to the Executive in the same manner and the same time period as such bonus is paid to then current employees of the Company. If such bonus is declared after the date on which the Executive’s employment with the Company is terminated for any reason (other than in the case of death or disability), the Executive shall not be entitled to such bonus. In the case of death or disability, the Executive shall be considered for a bonus related to the year in which the Executive is terminated. If a bonus is declared in these circumstances after the date on which the Executive’s employment with the Company is terminated by reason of death or disability, such bonus shall be paid to the Executive or his estate in the same manner and in the same period of time as such bonus is paid to then current executives of the Company.

     (c)      Stock Awards. The Executive shall be entitled to receive up to fifty percent (50%) of any incentive compensation in the form of shares of stock of The Kroll-O’Gara Company, an Ohio corporation (“TKOC”), as determined by the Compensation Committee of the Board of Directors of TKOC. In addition, the Executive shall be eligible for grants of stock options in TKOC, which grants shall be made at the discretion of the Compensation Committee of the Board of Directors of TKOC.

     (d)       Benefits. The Executive shall participate during the Term in such pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Company, as may be maintained from time to time during the Term, in the Company’s discretion, in each case to the extent and in the manner available to other officers or employees of the Company at substantially the same level of responsibility as the Executive and subject to the terms and provisions of such plans or programs. For purposes of eligibility for membership and entitlement under the terms of the Company’s pension plan, the Executive shall deemed to have been employed by the Company effective August 1, 1991.

     (e)       Vacation. During the Term, the Executive shall be entitled to a paid vacation of at least five weeks (but not necessarily consecutive vacation weeks) per annum, in accordance with Company policy.